EXHIBIT 10.24

RF INDUSTRIES, LTD.

2019 CORPORATE GOALS—CASH AND EQUITY INCENTIVE PLAN

Purpose:

The Board of Directors of RF Industries, Ltd. (the “Company”) hereby adopts the following corporate goals for the determination of cash bonuses to be paid for the 2019 fiscal year to qualified participating officers upon the achievement of corporate goals and a review of personal performance.

2019 Corporate Goals:

For the fiscal year ending October 31, 2019, cash and/or equity bonuses, if earned, will be paid to qualified participating officers of the Company and its subsidiaries based upon (i) the achievement of specified corporate goals and (ii) a review of the overall personal performance and contribution of each of the officers. The overall performance of each officer will be evaluated and determined, in its sole discretion, by the Compensation Committee of the Board after consultation with the Company’s Chief Executive Officer. The corporate goals will apply to all participating officers.

The maximum target bonus payable to participating officers if 100% of the goals are achieved will range from 15% of the recipient’s annual salary to 50% of the recipient’s 2019 base salary for the senior executive officers, including Mr. Dawson and Mr. Turfler. However, the maximum cash bonus payable to all participating officers, including the Chief Executive Officer, may be increased to 75% of the 2019 base salaries of the officers if the Company achieves 150% of its performance targets. Cash bonuses and equity compensation (in the form of either stock options or restricted stock) will be based on the Company’s earnings per share (before payment of bonuses) (“EPS”) for the fiscal year ending October 31, 2019. The maximum bonus payable to each participating officer is subject to reduction based upon the overall performance of such participating officer (performance criteria include the development and execution of strategic plans, the operations of that officer’s business unit, the exercise of leadership by the officer, the support and development of management and other employees, and the contribution of such officer to the improvement in the Company’s overall business activities and profitability). The Board and Compensation Committee reserve the right to modify these goals, criteria and target percentage at any time, and to grant bonuses to the participants even if the performance goals are not met. In addition, the Board and Compensation Committee may modify the incentive plan targets to reflect significant change in Company’s business, including changes due to acquisitions or dispositions of businesses or product lines. The 2019 bonuses will be paid within 75 days after the end to the fiscal year to participating officers who are employed with the Company on the date of payment.

Change of Control Arrangements:

In the event that a Corporate Transaction occurs before the end of the 2019 fiscal year, the Company shall be required to pay each participant of this incentive plan his/her estimated pro rata portion of the bonus that has been accrued/earned through the date of Corporate Transaction. Prior to the closing of a Corporate Transaction, the Compensation Committee of the Board of Directors shall review the performance targets set forth in this incentive plan and shall, in good faith based on the information available to the Compensation Committee, estimate which of the performance goals would have been met by the end of the fiscal year had the Corporate Transaction had not occurred. The Compensation Committee shall thereafter pay the participants their pro rata portion (based on the number of calendar days elapsed from the beginning of the fiscal year to the date of the Corporate Transaction) of such estimated annual bonus. The foregoing estimated bonus will be paid in cash at or promptly after the closing of the Corporate Transaction.

For the purposes hereof, a “Corporate Transaction” shall mean (i) a sale, lease or other disposition of all or substantially all of the capital stock or assets of the Company, (ii) a merger or consolidation of the Company in which the Company is not the surviving entity, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.